Exhibit 99.1

Contact:     Raymond Martz, Treasurer, +301/941-1516

                 LASALLE HOTEL PROPERTIES REPORTS 2004 RESULTS

            RevPAR increases 9.1 percent in 2004 versus prior year



         BETHESDA, MD, February 23, 2005 -- LaSalle Hotel Properties (NYSE:
LHO) today reported net income to common shareholders of $10.7 million, or $0.39 per diluted share for the year ended December 31, 2004, compared to net income of $28.0 million, or $1.37 per diluted share for the prior year period. Prior year net income includes the $36.7 million net gain on sale of the New Orleans Grande Hotel and Key West Holiday Inn Beachside Resort and the $2.5 million impairment charge related to the Key West property.


         For the year ended December 31, 2004, the Company generated funds from operations ("FFO") of $48.4 million versus $26.8 million for the same period of 2003. On a per diluted share/unit basis, FFO for 2004 was $1.74 versus $1.28 a year ago. FFO for 2004 includes a contingent litigation expense of $0.9 million associated with the Company's ongoing litigation with Meridien and related affiliates. FFO for the prior year includes the $2.5 million non-cash impairment expense for the Key West Holiday Inn Beachside Resort and the $1.1 million non-cash expense related to the early extinguishment of the debt assumed by the buyers attributable to the sales of the New Orleans Grande Hotel and Key West Holiday Inn Beachside Resort.


         The Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the year decreased to $76.3 million from $87.3 million for 2003. EBITDA for the current year includes the $2.6 million net gain on the sale of the Omaha Marriott. EBITDA for the prior year includes the $36.7 million net gain on sale of the New Orleans and Key West properties and the $2.5 million impairment charge related to the Key West property.


         Room revenue per available room ("RevPAR") increased 9.1 percent in 2004 to $103.49 versus the previous year. Average daily rate ("ADR") increased
4.0 percent to $152.31 from the prior year, while occupancy increased 4.9 percent to 67.9 percent.


         "Our business-oriented hotels continued to lead the portfolio in RevPAR growth in 2004 due to the ongoing increases in corporate demand, especially business transient travel, which enabled many of our hotel operators to achieve pricing power, especially in markets such as Washington, D.C, Boston and New York,"

LHO REPORTS 2004 RESULTS --


said Jon Bortz, Chairman and Chief Executive Officer of LaSalle Hotel Properties. "Additionally, our convention-oriented properties also generated solid results as the group segment exhibited steady improvements in demand."


         The Company's hotels generated $78.7 million of EBITDA for the year compared with $71.3 million for the same period last year. EBITDA margins across the Company's portfolio increased 68 basis points ("bps") from the prior year. This was largely attributable to the robust RevPAR growth during the year, which was partly offset by the continued above-inflationary increases in salaries, wages and benefits, insurance, and energy costs.


         "The Company was able to achieve substantial improvements in both RevPAR and FFO during 2004," said Mr. Bortz. "We attribute this improvement to the lodging industry's recovery in 2004 and our consistent strategy of owning high quality hotels in strong markets, our ongoing capital reinvestment programs, our aggressive asset management and our conservative balance sheet strategy."


2004 Highlights
---------------
         On February 10, 2004, the Company acquired the Indianapolis Marriott Downtown. The 615-room AAA rated Four-Diamond convention hotel is centrally located in the heart of Indianapolis' business and leisure district. The hotel is operated pursuant to a Marriott franchise agreement and managed by White Lodging Services Corporation. The Indianapolis Marriott Downtown was built in 2001 and features more than 38,000 square feet of meeting space, including a 21,000 square foot ballroom, two restaurants, an upscale fitness center, an indoor swimming pool and an on-site parking facility.


         The Company prepaid the 7.5 percent floating rate debt securing the Lansdowne Resort on February 11, 2004. The Company obtained annual interest expense savings of approximately $1.4 million as a result of the Lansdowne debt prepayment and the Company's 5.25 percent fixed-rate mortgage on its San Diego Paradise Point Resort arranged in December 2003.


         On February 26, 2004, the Company successfully executed a $57.0 million interest-only secured loan with Column Financial, Inc, a wholly-owned subsidiary of Credit Suisse First Boston. The term of the loan is three years with two one-year extension options and is collateralized by the Company's 615-room Indianapolis Marriott Downtown Hotel. Contemporaneously with the financing, the Company executed a three-year swap agreement to fix the rate of the loan at 3.56 percent for three years.

LHO REPORTS 2004 RESULTS --


         In March 2004, the Company and Starwood Hotels & Resorts Worldwide, Inc. reflagged the 565-room convention-oriented Radisson Hotel South and Plaza Tower in Bloomington, Minnesota as the Sheraton Bloomington Minneapolis South Hotel. In conjunction with the brand conversion, a $10.5 million two-year renovation and rebranding program commenced at the hotel. This renovation and rebranding program includes the addition of Sheraton's acclaimed amenities, a lobby renovation and a complete guestroom refurbishment.


         In May 2004, the Company priced a public offering of 3.0 million of its common shares of beneficial interest resulting in net proceeds of $61.0 million. UBS Securities LLC acted as the sole underwriter for this transaction.


         On May 28, 2004, the Company acquired the Hilton Alexandria Old Town for $59.0 million. The 241-room upscale full-service hotel is located in the heart of historic downtown Alexandria, Virginia, one of the most vibrant markets in the Washington, D.C. region. The hotel is operated pursuant to a Hilton franchise agreement and managed by Sandcastle Resorts & Hotels.


         On August 26, 2004, the Company successfully executed a $34.4 million secured loan with Wells Fargo Bank at a fixed rate of 4.98 percent. The term of the loan is five years and is collateralized by the Company's 241-room Hilton Alexandria Old Town Hotel.


         On August 30, 2004, the Company successfully increased its senior unsecured credit facility to $300.0 million from $215.0 million. The facility continues to be co-led by Bank of Montreal, as the Administrative Agent, and Bank of America, as the Syndication Agent. In addition, the Company's affiliated lessee revolving credit facility, which is provided by U.S. Bank National Association, was increased to $25.0 million from $13.0 million.


         On September 15, 2004, the Company sold the 299-room Omaha Marriott for $28.5 million. As a result of the disposition, the Company recognized a $2.6 million net gain on sale.


         On November 16, 2004, the Company priced a public offering of 1.75 million of its common shares of beneficial interest resulting in net proceeds of $54.9 million. Raymond James & Associates, Inc. and Wachovia Capital Markets, LLC led the offering with A.G. Edwards & Sons, Inc., Harris Nesbitt Corp., KeyBanc Capital Markets, Legg Mason Wood Walker, Incorporated, Robert
W. Baird & Co., Incorporated, and Stifel, Nicolaus & Company, Incorporated participating as co-managers.

LHO REPORTS 2004 RESULTS --


         On November 18, 2004, the Company acquired the Chaminade Resort for $18.5 million. The AAA Four-Diamond resort and executive conference center features 153 guestrooms and is located on 288 acres in the lower Santa Cruz Mountains, approximately 30 miles south of San Jose and 75 miles south of San Francisco. The resort is managed by Benchmark Hospitality.


         "We are extremely pleased with the acquisitions we made during the year," said Mr. Bortz. "These new properties not only increased the geographic and market diversification of our portfolio, but also added several new operators and brands to our already diverse portfolio."


         Throughout 2004, the Company invested approximately $35.7 million of capital throughout its portfolio, including approximately $16.1 million for the new golf course, guestroom renovation and master plan development at the Lansdowne Resort. Other major investments during the year included approximately $5.0 million for the brand conversion and guestroom renovation of the 565-room Sheraton Bloomington Hotel; approximately $3.3 million for the guest bathroom, lobby and fire and life safety renovations of the 407-room Westin City Center Dallas Hotel; approximately $3.3 million for the public, meeting and ballroom renovation of the 297-room Seaview Marriott Resort located outside Atlantic City and approximately $2.3 million for the guest suite renovations at Le Montrose Suite Hotel located in West Hollywood.


         During 2004, the Company paid $0.90 in common dividends per share, which represents 89.24 percent ordinary income and 10.76 percent capital gains for tax purposes. In July 2004, the Company increased its monthly payment by 14 percent to $0.08 per common share of beneficial interest from $0.07 per common share of beneficial interest.


         As of year-end 2004, LaSalle had total outstanding debt of approximately $268.2 million, including its $13.9 million portion of the joint venture debt related to the Chicago Marriott. The Company's $300.0 million unsecured credit facility had no outstanding balance as of December 31, 2004. Interest for the year was approximately $13.1 million. As of December 31, 2004, based on the Company's bank covenants under its senior unsecured credit facility, the Company's EBITDA to interest coverage ratio was approximately
5.1 and debt to EBITDA ratio was approximately 3.0, one of the lowest in the lodging industry. At the end of the year, the Company also had $32.1 million of unrestricted cash and cash equivalents on its balance sheet, and $7.4 million of restricted cash.

LHO REPORTS 2004 RESULTS --


         "We continue to operate with a conservatively managed balance sheet and are very pleased with the terms and pricing of the financings we completed in 2004," advised Hans Weger, Chief Financial Officer of LaSalle Hotel Properties. "For the year, our weighted average interest rate was 4.6 percent, one of the lowest in the industry. Additionally, we have no debt maturity prior to 2007. As a result, we believe we have the flexibility and capacity to take advantage of a wide array of opportunities in the investment market for hotels and resorts, as they may arise."


Fourth Quarter Results
----------------------
         For the fourth quarter 2004, LaSalle Hotel Properties reported a net loss applicable to common shareholders of ($0.3) million, or ($0.01) per diluted share, compared with a net loss of ($1.1) million, or ($0.05) per diluted share, for the previous year.


         FFO improved 32.2 percent to $10.3 million versus $7.8 million for the fourth quarter 2003. On a per diluted share/unit basis, fourth quarter 2004 FFO was $0.35 versus $0.33 for the prior year's quarter. EBITDA increased by 20.4 percent to $14.6 million in the fourth quarter 2004 from $12.2 million in the same quarter of 2003.


         RevPAR for the fourth quarter 2004 increased 1.0 percent compared with the prior year's quarter. ADR increased 3.1 percent from the prior year to $150.10. Fourth quarter performance was led by the Company's hotels located in major urban markets including Washington, D.C., Boston and New York. Occupancy decreased 2.0 percent to 62.7 percent, largely due to the renovations that occurred during the fourth quarter.


         "As a result of the capital reinvestment programs that occurred at several of our properties, portfolio-wide RevPAR growth was tempered during the quarter, as previously forecasted," advised Mr. Bortz. "Although this had a meaningful impact on our performance in the seasonally weak fourth quarter, we believe the property enhancements we're making will result in improved room rates and consequently increased cash flow in 2005 and beyond."


         During the fourth quarter, the Company's hotel EBITDA margins declined 207 bps from the prior year quarter to 20.5 percent. EBITDA margins in the quarter were negatively impacted by continuing operating cost pressures, such as rising labor costs, health benefits, insurance, property taxes and energy, as well as from the Company's renovation programs.

LHO REPORTS 2004 RESULTS --


Subsequent Events
-----------------
         On January 6, 2005, the Company acquired the Hilton San Diego Gaslamp Quarter for $85.0 million. The upscale full-service hotel opened in 2000 and is located in the heart of the Gaslamp historic district in downtown San Diego. Featuring 282 well-appointed guestrooms, the hotel is operated pursuant to a Hilton franchise agreement, and managed by Davidson Hotel Company. The hotel is located across the street from the San Diego Convention Center, two blocks from PETCO Park, the new home of the San Diego Padres baseball team and just three miles from San Diego International Airport.


         On January 10, 2005, LaSalle acquired the Grafton on Sunset for $25.5 million. The Grafton is an upscale full-service hotel with 108 guestrooms and suites. The Grafton is located in the heart of West Hollywood, adjacent to Beverly Hills and just a short distance from Melrose Avenue, Century City, Santa Monica, Marina Del Rey and downtown Los Angeles. The Grafton is managed by Outrigger Lodging Services ("OLS"), which also manages the Company's Le Montrose Suite Hotel.


         On January 14, 2005, the Company announced its monthly dividend of $0.08 per share of its common shares of beneficial interest for each of the three months of January, February and March 2005. The January dividend was paid on February 15, 2005 to common shareholders of record on January 31, 2005; the February dividend will be paid on March 15, 2005 to common shareholders of record on February 28, 2005; and the March dividend will be paid on April 15, 2005 to common shareholders of record on March 31, 2005. This represents a x.x percent annualized yield based on the Company's closing share price on February 23, 2005.


         Following the acquisitions of the Hilton San Diego Gaslamp Quarter and the Grafton on Sunset, as of January 13, 2005, the Company had total outstanding debt of approximately $365.8 million, including its $13.9 million portion of the joint venture debt related to the Chicago Marriott. The Company's $300.0 million unsecured credit facility had approximately $78.4 million outstanding immediately following the acquisitions. Additionally, the Company had approximately $10.5 million of unrestricted cash and cash equivalents on its balance sheet at that time.


2005 Outlook
------------
         "We believe 2005 will be an outstanding year for the hotel industry and LaSalle," said Mr. Bortz. "Demand growth should continue to substantially outpace supply growth. As a result, we expect to generate pricing power in many markets where we own hotels. This should result in a meaningful improvement in RevPAR and property level EBITDA. However, continued above-inflationary increases in employee wages,

LHO REPORTS 2004 RESULTS --


benefits, insurance costs and energy will limit our ability to further improve property-level margins beyond the 100 to 150 basis points increase we are currently forecasting for 2005."


         As a result of the Company's continued optimistic view of 2005, and assuming no unexpected events negatively impacting the economy or travel industry, the outlook the Company provided on January 6, 2005 remains unchanged, except for an increase in capital expenditures, as follows:

Net Income/(Loss)     $11.9 million - $14.9 million ($0.39 - $0.49 per diluted
                      share);

FFO $59.7 million - $62.7 million ($1.95 - $2.05 per diluted share/unit); and

EBITDA                $94.2 million - $97.2 million.


This 2005 outlook is based on the following major assumptions:

         -  Portfolio RevPAR growth of 7.5 percent to 9.5 percent over 2004;
         - Portfolio hotel margins increasing 100 to 150 basis points over 2004;
         - Positive impact of the Hilton Gaslamp and Chaminade acquisitions (approximately 8% EBITDA yield on Gaslamp and 12% EBITDA yield on Chaminade);
         -  Corporate general and administrative expenses of approximately
            $9.2 million;
         - Total capital investments of approximately $55.0 million, including approximately $4.0 million related to Gaslamp and Chaminade;
         -  Income tax (benefit)/expense of ($1.0 million) to $0.2 million;
         - Average weighted outstanding debt of approximately $380.0 million (which includes LaSalle's $13.9 million portion of the joint venture debt related to the Chicago Marriott) and,
         -  Average weighted fully diluted shares/units of 30.6 million.


         LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 21 upscale and luxury full-service hotels, totaling approximately 6,700 guest rooms in 14 markets in 10 states and the District of Columbia. The Company focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier internationally recognized hotel operating companies, including Westin Hotels and Resorts, Sheraton Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Sandcastle Resorts & Hotels, Davidson Hotel Company, and the Kimpton Hotel & Restaurant Group, LLC.

Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based

LHO REPORTS 2004 RESULTS --


on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and subsequent SEC reports and filings. LaSalle assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                     # # #

                             Additional Contacts:
                             --------------------
Hans Weger, Chief Financial Officer, LaSalle Hotel Properties - 301/941-1500

     For additional information or to receive press releases via e-mail, please visit our website at
                            www.lasallehotels.com
                            ---------------------

                                     LASALLE HOTEL PROPERTIES
                               Consolidated Statements of Operations
                           (Dollars in thousands, except per share data)
                                            (Unaudited)

                                                                    For the three months ended
                                                                          December 31,
                                                               ----------------------------------
                                                                    2004              2003
                                                               ---------------   ----------------
Revenues:
  Hotel operating revenues:
    Room revenue                                               $     36,638       $     26,819
    Food and beverage revenue                                        23,303             16,972
    Other operating department revenue                                5,855              4,982
                                                               ---------------   ----------------
      Total hotel operating revenues                                 65,796             48,773

  Participating lease revenue                                         3,073              3,831
  Other income                                                           77                 12
                                                               ---------------   ----------------
      Total revenues                                                 68,946             52,616
                                                               ---------------   ----------------

Expenses:
  Hotel operating expenses:
    Room                                                             10,157              7,559
    Food and beverage                                                16,332             11,792
    Other direct                                                      3,157              2,735
    Other indirect                                                   19,722             14,052
                                                               ---------------   ----------------
      Total hotel operating expenses                                 49,368             36,138

  Depreciation and other amortization                                10,233              8,180
  Real estate taxes, personal property taxes and insurance            3,167              2,570
  Ground rent                                                           780                790
  General and administrative                                          2,047              1,601
  Amortization of deferred financing costs                              611                667
  Impairment of investment in hotel property                              -                  -
  Contingent lease termination expenses                                   -                 10
  Other expenses                                                         42                224
                                                               ---------------   ----------------
      Total operating expenses                                       66,248             50,180
                                                               ---------------   ----------------

  Operating income                                                    2,698              2,436
    Interest income                                                     138                132
    Interest expense                                                 (3,172)            (3,373)
                                                               ---------------   ----------------

Loss before income tax benefit,
  minority interest, equity in earnings of unconsolidated
  entities and discontinued operations                                 (336)              (805)
Income tax benefit                                                    2,700              2,748
                                                               ---------------   ----------------

Income before minority interest, equity in earnings of
  unconsolidated entities and discontinued operations                 2,364              1,943
Minority interest in LaSalle Hotel Operating
  Partnership, L.P.                                                     (34)               (69)
                                                               ---------------   ----------------

Income before equity in earnings of unconsolidated entities
  and discontinued operations                                         2,330              1,874
Equity in earnings of unconsolidated entities                           618                 (4)
                                                               ---------------   ----------------

Income before discontinued operations                                 2,948              1,870
Discontinued operations:
  Loss from operations of property disposed of                         (132)               (36)
  Minority interest, net of tax                                           5                 55
  Income tax benefit                                                     52                106
                                                               ---------------   ----------------
  Net income (loss) from discontinued operations                        (75)               125

Net income                                                            2,873              1,995

Distributions to preferred shareholders                              (3,133)            (3,133)
                                                               ---------------   ----------------

Net loss applicable to common shareholders                      $      (260)      $    (1,138)
                                                               ===============   ================

Earnings per Common Share - Basic:
  Loss applicable to common shareholders
    before discontinued operations and after dividends
    paid on unvested restricted shares                          $     (0.01)      $     (0.06)
  Discontinued operations                                                 -               0.01
                                                               ---------------   ----------------
  Net loss applicable to common shareholders after
    dividends paid on unvested restricted shares                $     (0.01)      $      (0.05)
                                                               ===============   ================

Earnings per Common Share - Diluted:
  Loss applicable to common shareholders
    before discontinued operations                              $     (0.01)      $     (0.06)
  Discontinued operations                                                 -               0.01
                                                               ---------------   ----------------
  Net loss applicable to common shareholders                    $     (0.01)      $     (0.05)
                                                               ===============   ================

Weighted average number common shares outstanding:
  Basic                                                          28,684,261         22,337,143
  Diluted                                                        29,266,357         22,945,864

                                     LASALLE HOTEL PROPERTIES
                                          FFO and EBITDA
                           (Dollars in thousands, except per share data)
                                            (Unaudited)

                                                                    For the three months ended
                                                                          December 31,
                                                               ----------------------------------
                                                                    2004              2003
                                                               ---------------   ----------------

Funds From Operations (FFO):
Net loss applicable to common shareholders                      $      (260)      $     (1,138)
Depreciation                                                         10,205              8,476
Equity in depreciation of joint venture                                 263                261
Amortization of deferred lease costs                                     12                 12
Minority interest:
  Minority interest in LaSalle Hotel Operating
     Partnership, L.P.                                                   34                 69
  Minority interest in discontinued operations                           (5)               (55)
Net loss on sale of properties disposed of                                7                134

                                                               ---------------   ----------------
  FFO                                                           $    10,256       $      7,759
                                                               ===============   ================

Weighted average number of common shares
  and units outstanding:
  Basic                                                          29,067,351         22,761,829
  Diluted                                                        29,649,447         23,370,580


Earnings Before Interest, Taxes,
  Depreciation and Amortization (EBITDA):
Net loss applicable to common shareholders                      $      (260)      $     (1,138)
Interest                                                              3,172              3,387
Equity in interest expense of joint venture                             182                149
Income tax benefit:
  Income tax benefit                                                 (2,700)            (2,748)
  Income tax benefit from discontinued operations                       (52)              (106)
Depreciation and other amortization                                  10,233              8,508
Equity in depreciation/amortization of joint venture                    285                289
Amortization of deferred financing costs                                611                668
Minority interest:
  Minority interest in LaSalle Hotel Operating
     Partnership, L.P.                                                   34                 69
  Minority interest in discontinued operations                           (5)               (55)
Distributions to preferred shareholders                               3,133              3,133
                                                               ---------------   ----------------

  EBITDA                                                        $    14,633       $     12,156
                                                               ===============   ================

                                     LASALLE HOTEL PROPERTIES
                               Consolidated Statements of Operations
                           (Dollars in thousands, except per share data)
                                            (Unaudited)

                                                                       For the year ended
                                                                          December 31,
                                                               ----------------------------------
                                                                    2004              2003
                                                               ---------------   ----------------
Revenues:
  Hotel operating revenues:
    Room revenue                                               $   152,100           $,92,951
    Food and beverage revenue                                       86,404              56,266
    Other operating department revenue                              23,291              16,941
                                                               -------------     ----------------
      Total hotel operating revenues                               261,795            166,158

  Participating lease revenue                                        18,635             21,284
  Other income                                                          187                919
                                                               -------------     -----------------
      Total revenues                                                280,617            188,361
                                                               -------------     -----------------

Expenses:
  Hotel operating expenses:
    Room                                                             38,912             25,069
    Food and beverage                                                59,951             40,256
    Other direct                                                     13,349              9,371
    Other indirect                                                   74,486             48,389
                                                               -------------     -----------------
      Total hotel operating expenses                                186,698            123,085

Depreciation and other amortization                                  38,933             31,665
Real estate taxes, personal property taxes and insurance             11,891              9,347
Ground rent                                                           3,493              3,561
General and administrative                                            8,398              7,292
Amortization of deferred financing costs                              2,268              2,399
Impairment of investment in hotel property                                -              2,453
Contingent lease termination expenses                                   850                 10
Other expenses                                                          632                251
                                                               -------------     -----------------
      Total operating expenses                                      253,163            180,063
                                                               -------------     -----------------

Operating income                                                     27,454              8,298
  Interest income                                                       361                353
  Interest expense                                                  (13,081)           (12,651)
                                                               -------------     -----------------

Income (loss) before income tax benefit,
  minority interest, equity in earnings of unconsolidated
  entities and discontinued operations                               14,734             (4,000)
Income tax benefit                                                    3,507              5,605
                                                               -------------     -----------------

Income before minority interest, equity in earnings of
  unconsolidated entities and discontinued operations                18,241              1,605
Minority interest in LaSalle Hotel Operating
  Partnership, L.P.                                                    (289)               (40)
                                                               -------------     -----------------

Income before equity in earnings of unconsolidated entities
  and discontinued operations                                        17,952              1,565
Equity in earnings of unconsolidated entities                           853                304
                                                               -------------     -----------------

Income before discontinued operations                                18,805              1,869
Discontinued operations:
  Income from operations of property disposed of,
    including gain on disposal of assets                              4,614             37,714
  Minority interest, net of tax                                         (68)              (779)
  Income tax benefit (expense)                                         (128)                37
                                                               -------------     -----------------
  Net income from discontinued operations                             4,418             36,972

Net income                                                           23,223             38,841

Distributions to preferred shareholders                             (12,532)           (10,805)
                                                               -------------     -----------------

Net income applicable to common shareholders                    $    10,691       $     28,036
                                                               =============     =================

Earnings per Common Share - Basic:
  Income (loss) applicable to common shareholders
    before discontinued operations and after dividends
    paid on unvested restricted shares                          $      0.23       $      (0.46)
  Discontinued operations                                              0.16               1.85
                                                               -------------     -----------------
  Net income applicable to common shareholders after
    dividends paid on unvested restricted shares                $      0.39       $       1.39
                                                               =============     =================

Earnings per Common Share - Diluted:
  Income (loss) applicable to common shareholders
    before discontinued operations                              $      0.23       $      (0.43)
  Discontinued operations                                              0.16               1.80
                                                               -------------     -----------------
  Net income applicable to common shareholders                  $      0.39       $       1.37
                                                               =============     =================

Weighted average number common shares outstanding:
  Basic                                                          26,740,506         20,030,723
  Diluted                                                        27,376,934         20,487,406

                                     LASALLE HOTEL PROPERTIES
                                          FFO and EBITDA
                           (Dollars in thousands, except per share data)
                                            (Unaudited)

                                                                       For the year ended
                                                                          December 31,
                                                               ----------------------------------
                                                                    2004              2003
                                                               ---------------   ----------------
Funds From Operations (FFO):
Net income applicable to common shareholders                    $    10,691       $     28,036
Depreciation                                                         38,937             33,582
Equity in depreciation of joint venture                               1,053              1,019
Amortization of deferred lease costs                                     46                 50
Minority interest:
  Minority interest in LaSalle Hotel Operating
    Partnership, L.P.                                                   289                 40
  Minority interest in discontinued operations                           68                779
  Net gain on sale of properties disposed of                         (2,636)           (36,662)

                                                               -------------     -----------------
    FFO                                                         $    48,448       $     26,844
                                                               =============     =================

Weighted average number of common shares
  and units outstanding:
  Basic                                                          27,153,145         20,455,409
  Diluted                                                        27,789,574         20,912,092


Earnings Before Interest, Taxes,
  Depreciation and Amortization (EBITDA):
Net income applicable to common shareholders                    $    10,691       $     28,036
Interest                                                             13,081             14,331
Equity in interest expense of joint venture                             573                590
Income tax (benefit) expense:
  Income tax benefit                                                 (3,507)            (5,605)
  Income tax (benefit) expense from discontinued operations             128                (37)
Depreciation and other amortization                                  39,046             33,702
Equity in depreciation/amortization of joint venture                  1,164              1,130
Amortization of deferred financing costs                              2,268              3,511
Minority interest:
  Minority interest in LaSalle Hotel Operating
     Partnership, L.P.                                                  289                 40
  Minority interest in discontinued operations                           68                779
Distributions to preferred shareholders                              12,532             10,805
                                                               -------------     -----------------

  EBITDA                                                        $    76,333       $     87,282
                                                               =============     =================

                               LASALLE HOTEL PROPERTIES
                           Statistical Data for the Hotels
                                    (Unaudited)



                              For the Three Months Ended    For the Twelve Months Ended
                                       December 31,                   December 31,
                              --------------------------    ---------------------------
                                  2004              2003           2004            2003
TOTAL PORTFOLIO
Occupancy                        62.7%             64.0%          67.9%           64.8%
     Increase/(Decrease)         (2.0%)                            4.9%
ADR                            $150.10           $145.58        $152.31         $146.45
     Increase/(Decrease)          3.1%                             4.0%
REVPAR                          $94.13            $93.20        $103.49          $94.84
     Increase/(Decrease)          1.0%                             9.1%


Note: This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2004, including the Indianapolis Marriott, Hilton Alexandria Old Town and Chaminade for the Company's period of ownership, and the Company's 9.9% interest in The Chicago Marriott Downtown joint venture. The Lansdowne Resort, Hotel George, Indianapolis Marriott, Hilton Alexandria Old Town & Chaminade are shown in 2003 for their comparative period of ownership in 2004.


                                    LASALLE HOTEL PROPERTIES
                                     Hotel Operational Data
                               Schedule of Property Level Results
                                 (unaudited, dollars in thousands)

                            For the Three Months Ended    For the Twelve Months Ended
                                    December 31,                   December 31,
                           ---------------------------   ----------------------------
                                  2004          2003           2004              2003
Revenues
  Room                          47,303        46,519        185,829           169,811
  Food & beverage               29,575        28,257        101,473            95,777
  Other                          6,597         7,055         27,059            26,977
                                ------        ------        -------           -------
Total hotel sales               83,475        81,831        314,361           292,565

Expenses
  Room                          12,583        11,973         45,776            41,891
  Food & beverage               20,589        19,867         69,883            66,139
  Other direct                   4,101         3,998         15,548            15,046
  General & administrative       7,976         7,488         27,607            25,934
  Sales & marketing              6,566         6,394         23,426            21,789
  Management fees                3,066         3,043         10,297             9,774
  POM                            4,109         3,623         13,784            12,763
  Energy                         2,894         2,675         10,743            10,063
  Fixed expenses                 4,492         4,312         18,597            17,909
                                ------        ------        -------           -------
Total hotel expenses            66,376        63,373        235,661           221,308

EBITDA                          17,099        18,458         78,700            71,257


Note:

This schedule includes the operating data for all properties leased to LHL, and to third parties as of December 31, 2004, including the Indianapolis Marriott, Hilton Alexandria Old Town and Chaminade
for the Company's period of ownership, and the Company's 9.9% interest in The Chicago Marriott
Downtown joint venture. The Lansdowne Resort, Hotel George, Indianapolis Marriott, Hilton Alexandria
Old Town & Chaminade are shown in 2003 for their comparative period of ownership in 2004.
